                                                                    EXHIBIT 10.6



                     [LETTERHEAD OF EQUIFAX APPEARS HERE]


December 8, 1997



Mr. Daniel W. McGlaughlin
Equifax Inc.
1600 Peachtree Street
Atlanta, GA 30309

Dear Dan:

This letter is intended to serve as a memorandum of our agreement with respect to payments and benefits to be made available to you by the Company as a consequence of your retirement effective December 31, 1997. By your signature on this letter, you also agree to take, or refrain from taking, certain actions with respect to the Company, all of which we have previously discussed.

1.   Retirement Payments
     -------------------

The provisions of this agreement are in addition to and not in replacement of any benefits due to you under the Company's tax-qualified employee benefit plans and under that certain letter agreement with you dated June 22, 1989, as it has been amended on July 1, 1991, and December 29, 1995.

2.   Advancement of Incentive Payment
     --------------------------------

For purposes of calculations required under the letter referenced above, in order to provide a thirty-six month final average earnings figure for you as of December 31, 1997, which will be equivalent to that which would have existed had you not retired until February 28, 1998, the Company will pay you a portion of your anticipated 1997 annual incentive payment prior to December 31, 1997. That portion is $403,000. The remainder of the incentive which is owed to you will be paid in February of 1998. In the event that the adjustment described above does not provide you with the mathematically equivalent final average earnings, because the incentive payment is higher than estimated, the Company will pay you a lump sum prior to June 1, 1998, which is the actuarial equivalent of the difference.

Mr. Daniel W. McGlaughlin
December 8, 1997
Page 2


3.   Vesting of Outstanding Stock Options
     ------------------------------------

Although certain of your options to purchase Company stock are not yet vested, the Management Compensation Committee has resolved to accelerate the vesting of all of your outstanding stock options as a consequence of your retirement, so that all of your options are exercisable as of December 31, 1997. A complete summary of your stock options is attached.

4.   Restricted Stock
     ----------------

The Company will accelerate the vesting and eliminate the restrictions on the bonus deferrals portion of your outstanding Company restricted stock, which is also reflected on our attached exhibit, as of the first business day of 1998 (i.e., January 2, 1998). The special retention grant dated January 25, 1995 and the corresponding cash performance bonus which accompanied this grant will vest as originally provided, respectively on December 31, 1998 (stock) and on January 1, 1999 (cash).

5.   Performance Share Plan
     ----------------------

You currently participate in the Company's Performance Share Plan and have outstanding awards for the years 1995-1997, 1996-1998, and 1997-1999. Pursuant to the current terms of the plan, you will receive a pro rata payment (two thirds of the payment due for 1996-1998 and one-third of the payment due for 1997-1999) of the awards as earned at the time they would normally be paid to the participants who remain actively employed. The award for earned 1995-1997 will be paid to you in full at the normal time in February, 1998. These payments will al be made in cash.

6.   Executive Perquisites
     ---------------------

(a) You will continue to receive executive financial planning and tax services at the Company's expense for the rest of your life, with a maximum reimbursable amount of $50,000 for 1998 and $15,000 per calendar year thereafter.

Mr. Daniel W. McGlaughlin
December 8, 1997
Page 3



(b) The Company will pay your membership dues at a local golf club of the Company's choice through December 31, 1998.

(c) The Company will pay the cost of your personal excess liability insurance, with an indemnity of $5,000,000, through December 31, 1998.

(d) The Company will reimburse you for the cost of an executive physical examination either in 1998 or 1999, subject to the standard $1,000 maximum reimbursement amount.

(e)  The Company will provide you with secretarial support during 1998 and 1999.

(f) The Company will provide you with tax gross-up payments on the above perquisites to the degree that it would normally do so for active executive employees.

7.  Directorships
    -------------

You have agreed to continue to serve as a member of the Boards of Directors of Equifax Inc. and Equifax Canada Inc. through December 31, 1998.

8.   Noncompetition and Nondisparagement
     -----------------------------------

For a period of two years commencing January 1, 1998, you will not engage in any business activities which are directly competitive with the Company's business as and where it is carried on at the time of your retirement on December 31, 1997. As the chief executive officer of the Company, you have unique knowledge of the Company's business and have been actively involved in the management of that business wherever it has been carried on throughout the world. You acknowledge that your agreement not to compete with the Company cannot therefore be limited geographically in any practical way. For purposes of this agreement, you will be deemed to be engaged in business directly competitive with the Company's business whether that competition

Mr. Daniel W. McGlaughlin
December 8, 1997
Page 4


consists of active employment, or serving as an officer or director or owner of more than 1% of a company which is a competitor of the Company. The Company's business, for these purposes, consists of (i) credit reporting, (ii) credit card processing and support, (iii) check guarantee or authorization, and (iv) collection of debt.

You and the Company further agree that, during the two years commencing January 1, 1998, neither will make any disparaging remarks concerning each other. You also acknowledge that you have signed, on August 3, 1989, a Confidentiality and Assignment Agreement which remains in effect with the Company.

9.   Release
     -------

You acknowledge that the payments referred to above are in lieu of any payments to which you might be entitled under the Company's Severance Pay Plan. In consideration of the additional payments and privileges provided to you as described in this agreement, you acknowledge that you have no legal or other claims against the Company, its subsidiaries, or their officers, directors, employees, former employees, agents or shareholders, and that you will bring no such claims pertaining to any matter or condition which may have occurred prior to the date on which you execute this agreement. You hereby release all of those parties from liability for any claims which you may currently have, whether related to your employment or otherwise, including any claims under the Age Discrimination in Employment Act, or any other state or federal law. This agreement and release is voluntary on your part. You understand that you have twenty-one (21) days to consider signing this agreement, and that you may revoke it within seven (7) days of signing and returning it to Equifax. It will become effective on the eighth day after you sign and return it.

Mr. Daniel W. McGlaughlin
December 8, 1997
Page 5


The Company agrees that it has no claim against you and will bring no claim with respect to any actions taken or failed to be taken by you prior to the date of this agreement.

This agreement supersedes any prior agreement, verbal or otherwise, relating to your retirement from the Company.

Sincerely,

 /s/ John T. Chandler
---------------------------
John T. Chandler

JTC:cbp


Attachments


Agreed to this 8th day of December, 1997.


/s/ Daniel W. McGlaughlin
---------------------------------
Daniel W. McGlaughlin



Copy to:  C. B. Rogers, Jr., Chairman

                    D. W. MCGLAUGHLIN STOCK OPTION SUMMARY

            Option Date         Unvested Shares        Option Price
            -----------         ---------------        ------------

             1/26/94                14,320                $10.6934
             1/25/95                57,279                $12.4938
             1/31/96                42,959                $16.2583
             1/31/96                42,959                $19.5099
             1/31/96                42,959                $21.1362


               D. W. MCGLAUGHLIN RESTRICTED STOCK GRANT SUMMARY

                                 Date of Grant            # Shares
                                 -------------            --------

        Bonus Deferrals             1/26/94                14,579
                                    1/25/95                17,706
                                    1/31/96                10,580
                                    1/29/97                17,093

        Retention Grant             1/25/95                38,949